UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Nuveen New York AMT-Free Quality Municipal Income Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen New York AMT-Free Quality Municipal Income Fund

Important Information Regarding 2024 Shareholder Meeting

The annual meeting of shareholders (the “Annual Meeting”) of Nuveen New York AMT-Free Quality Municipal Income Fund (NYSE: NRK) (the “Fund”) has been scheduled for August 15, 2024.

At the Annual Meeting, shareholders will be asked to vote for the election of trustees to the Board of Trustees as follows:

(i)

three (3) trustees to be elected by holders of common shares and preferred shares, voting together as a single class, to serve as Class III Trustees for a term expiring at the annual meeting of shareholders to be held in 2027 or until their successors have been duly elected and qualified; and

(ii)

two (2) trustees to be elected by holders of preferred shares, voting separately as a single class, for a term expiring at the annual meeting of shareholders to be held in 2025 or until their successors have been duly elected and qualified.

Shareholders of record at the close of business on April 18, 2024 are entitled to notice of and to vote at the Annual Meeting.

On April 18, 2024, the Fund received a notice from Karpus Investment Management Profit Sharing Plan Fund B – Conservative Bond Fund of its intention to (i) nominate three persons for election as Class III Trustees at the Annual Meeting and (ii) present at the Annual Meeting a proposal to terminate the investment advisory agreement between the Fund and Nuveen Fund Advisers, LLC (the “Karpus Notice”). The Board of Trustees of the Fund intends to meet to consider the Karpus Notice and make a recommendation in due course that it believes will best serve the interests of the Fund and all of its shareholders.

Pursuant to the Fund’s By-Laws, because the number of persons nominated for election as Class III Trustees, for election by holders of common shares and preferred shares, voting together as a single class, exceeds the number of Class III Trustees to be elected, the election of Class III Trustees will be considered a “Contested Election,” and the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter will be required to elect trustees.

* * *

This communication is not a solicitation of a proxy from any Fund shareholder. The Board will present its recommendation regarding proposals to be considered at the Annual Meeting and trustee nominees in the Fund’s proxy statement and other materials, to be filed with the Securities and Exchange Commission (the “SEC”) and made available to all shareholders eligible to vote at the Annual Meeting. Promptly after filing its definitive proxy statement in connection with the solicitation of proxies for the Annual Meeting (the “2024 Proxy Statement”) with the SEC, the Fund will mail the 2024 Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting.

Fund shareholders do not need to take any action at this time.

Important Information

The Fund, its trustees and executive officers and certain officers and employees of Nuveen may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting.

Information concerning the trustees and executive officers of the Fund is set forth in the Fund’s definitive proxy statement for its 2023 Annual Meeting of Shareholders filed on June 30, 2023 (the “2023 Proxy Statement”), in the Fund’s annual report for the fiscal year ended February 28, 2023 and in a current report on Form 8-K filed by the Fund on October 13, 2023. As set forth in the 2023 Proxy Statement, as of May 31, 2023, each trustee’s individual beneficial shareholdings of the Fund constitutes less than 1% of the outstanding shares of such Fund and the trustees and executive officers of the Fund as a group beneficially own less than 1% of the outstanding shares of the Fund. Additional information regarding the interests of such potential participants will be included in the 2024 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2024 Proxy Statement with the SEC, the Fund will mail the definitive 2024 Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the 2024 Proxy Statement and any amendments or supplements thereto and any other documents (including the WHITE proxy card) filed by the Fund with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or at http://www.nuveenproxy.com/Closed-End-Fund-Proxy-Information, or by contacting the Fund by phone at 1-800-257-8787 or by mail at 333 West Wacker Drive, Chicago, Illinois 60606.

FORWARD LOOKING STATEMENTS

Certain statements made herein are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

•	market developments;

•	legal and regulatory developments; and

•	other additional risks and uncertainties.

Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any forward-looking statement.

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Advisors	Investors	Media
800-752-8700	800-257-8787	media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment management arm of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has more than $1.1 trillion in assets under management as of September 30, 2023 and operations in 32 countries. Its affiliates offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this communication.